Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Nevada Canyon Gold Corp. of our report dated March 27, 2025, relating to the consolidated financial statements, appearing in the Annual Report on Form 10-K of Nevada Canyon Gold Corp. for the year ended December 31, 2024.

/s/ Assure CPA, LLC

Spokane, Washington

August 22, 2025